Exhibit 99.1

W.E.T. Automotive Systems Aktiengesellschaft

Konzern Zwischenmitteilung

innerhalb des ersten Halbjahres 2011

Corporate Interim Report

for the first Quarter 2011

Konjunktur- und Branchenentwicklung
Trends in the Economy and the Sector

Ertrags-, Finanz- und Vermögenslage
Position as regards Profits, Finances and Assets

Umsatzentwicklung
Development of Turnover

Wesentliche Ereignisse und Geschäfte
Significant Events and Transactions

Ausblick
Outlook

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Bedeutende Ereignisse und Fakten

Significant Events and Facts

•	Weiteres Wachstum im ersten Quartal 2011

Umsatzerlöse in Höhe von 65,6 Mio. €; 24,7% über dem Vorjahreszeitraum

Further growth in the first quarter of 2011

Sales revenue amounting to € 65.6 million: 24.7% higher than the same period in the previous year

•	Über 5.200 Mitarbeiter weltweit

More than 5,200 employees worldwide

•	Steigerung des operativen Ergebnis’ (EBIT) im ersten Quartal um 47,3% gegenüber der Vorjahresperiode auf 7,3 Mio. € 2011

Increase in operating profit (EBIT) by 47.3% to € 7.3 million in the first 3 months of 2011

•	Noch keine wesentlichen Auswirkungen der Japankrise im ersten Quartal 2011 – Umsatz- und Ergebnisbelastungen in den kommenden Monaten erwartet

Still no significant effects from the Japanese crisis in the first quarter of 2011 – Negative effects on turnover and earnings are expected in the coming months

•	Unveränderte positive Jahresprognose 2011 – Abschwächung der Umsatz- und Ergebnisdynamik in den kommenden Quartalen gegenüber dem starken ersten Quartal 2011 erwartet

Unchanged positive forecast for the year 2011 – Weakening of turnover and earnings volume expected in the coming quarters in comparison to the strong first quarter of 2011

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Konzern Zwischenmitteilung

innerhalb des ersten Halbjahres 2011

1. Januar bis 31. März 2011

Corporate Interim Report

for the first Quarter 2011

1 January to 31 March 2011

4 |	Rahmenbedingungen
5 |	General Conditions

4 |	Ertrags-, Vermögens- und Finanzlage des Konzerns
5 |	Profits, net assets and the financial situation of the Group

6 |	Entwicklung der Produkt- und Unternehmens-segmente der W.E.T. Gruppe
7 |	Development of the Product and Business Segments of the W.E.T. Group

8 |	Entwicklung der Anzahl der Mitarbeiter
9 |	Developments in the number of employees

12 |	Chancen, Risiken und Prognose
13 |	Opportunities, Risks and Forecast

21 |	Finanzkalender
21 |	Financial Calendar

Berichterstattung zum 1. Quartal 2011 des W.E.T. Konzerns

Rahmenbedingungen in den ersten drei Monaten 2011

Weiterhin ansteigender Automobilabsatz bei anhaltendem Wirtschaftswachstum

Im ersten Quartal 2011 setzte sich der weltweite Aufschwung fort. Der globale Automobilabsatz blieb auf Erfolgskurs und übertraf erneut die allgemeine weltwirtschaftliche Entwicklung.

Im globalen Vergleich verzeichneten die Vereinigten Staaten von Amerika in den ersten zwei Monaten 2011 das höchste Wachstum bei den Neuwagenzulassungen in Höhe von 22,5% gegenüber dem Vorjahreszeitraum. Das Zulassungsniveau von China befand sich im selben Zeitraum mit 14,1% weiterhin auf hohem Niveau und übertraf mit 2,0 Mio. die Neuzulassungen der USA (1,8 Mio. Fahrzeuge). Europa liegt mit 2,1 Mio. Neuzulassungen in etwa auf Vorjahresniveau und damit knapp vor China. Das Ende zahlreicher Konjunkturprogramme in Großbritannien, Italien und Spanien führte hierbei in einigen europäischen Ländern zu deutlichen Rückgängen gegenüber dem Vorjahr (VDA).

Ab Mitte März lagen jedoch erste Anzeichen einer Abschwächung der Wachstumsdynamik im Automobilsektor, nicht zuletzt aufgrund der Katastrophe in Japan vor. Das Erdbeben und der Tsunami zerstörten am 11. März zahlreiche Produktionsstätten und unterbrachen Zulieferketten, was zu einem 57%igen Produktionsrückgang Automobilindustrie und einem 15%igen Rückgang bei der gesamten Industrieproduktion in Japan führte. In den Folgemonaten wird jedoch für Japan wieder mit einem Produktionsanstieg gerechnet.

Ertrags-, Finanz- und Vermögenslage des Konzerns

Anhaltende hohe Umsatzsteigerung der W.E.T. im Vergleich zum Automobilmarkt im ersten Quartal 2011

Ertragslage

Im ersten Quartal 2011 konnte ein Umsatz von 65,6 Mio. € erzielt werden (Vorjahr 52,6 Mio. €). Dieser übertraf den Umsatz im Vorjahreszeitraum um 24,7%. Selbst gegenüber dem sehr starken vierten Quartal 2010 konnten die Erlöse der W.E.T. um weitere 8% gesteigert werden. Auswirkungen aus der Japankrise waren im ersten Quartal 2011 noch nicht spürbar.

Entwicklung der Umsatzerlöse des W.E.T. Konzerns

in Mio. €	Erstes Quartal 2010	Zweites Quartal 2010	Drittes Quartal 2010	Viertes Quartal 2010	Erstes Quartal 2011
Umsatzerlöse pro Quartal	52,6	55,9	57,6	60,8	65,6
Veränderung gegenüber Vorquartal	9%	6%	3%	6%	8%

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Report on the W.E.T. Group for the 1st Quarter of 2011

Basic conditions in the first three months of 2011

Continued increase in automotive turnover with sustained economic growth

In the first quarter of 2011 the worldwide recovery continued. Global automotive turnover remained on its successful course and once again surpassed general worldwide economic development.

In a global comparison the United States of America recorded the highest growth in new vehicle registrations amounting to 22.5% over the first two months of 2011 in comparison with the same period in the previous year. The registration rate in China continued at a high level of 14.1% during the same time period, and with 2.0 million new registrations, overtook the USA (1.8 million vehicles). With 2.1 million new registrations, Europe lies at approximately the same level as in the previous year, slightly ahead of China. In this context, the end of numerous economic stimulus programmes in the United Kingdom, Italy and Spain resulted in considerable decreases in some European countries in comparison with the previous year (VDA).

However, starting in mid-March the first signs of a weakening of the growth rate in the automotive sector appeared - not only as a result of the natural disaster in Japan. The earthquake and tsunami on 11 March destroyed numerous production facilities and interrupted supply chains, leading to a 57% drop in production for the Japanese automotive industry and a 15% fall in all industrial production. In the coming months, however, an increase in production is expected for Japan.

Situation of the Corporate Group relating to profit, finance and assets

Sustained high turnover increase of W.E.T. in comparison with the automotive market in the first quarter of 2011

Profit situation

In the first quarter of 2011 a turnover of €65.6 million was attained (previous year €52.6 million). This exceeded turnover in the same period of the previous year by 24.7%. Even in comparison with the very strong fourth quarter of 2010, the profits of W.E.T. increased by an additional 8%. No effects from the Japanese crisis were perceptible so far in the first quarter of 2011.

Development of the revenues of the W.E.T. Group

in million €	First quarter 2010	Second quarter 2010	Third quarter 2010	Fourth quarter 2010	First quarter 2011
Turnover per quarter	52,6	55,9	57,6	60,8	65,6
Change from previous quarter	9%	6%	3%	6%	8%

Positiv auf den Konzernumsatz im ersten Quartal im Vergleich zum Vorjahreszeitraum wirkte auch die Entwicklung der Wechselkursparität zwischen den im Konzern hauptsächlich fakturierten Währungen – insbesondere US Dollar, Kanadischer Dollar und Chinesischer Renminbi – und der Konzernwährung Euro. Dieser Effekt beläuft sich rechnerisch, bezogen auf den ausgewiesenen Umsatz, auf rund 1 Mio. €.

Dieses anhaltend dynamische Marktumfeld stellte die W.E.T. weiterhin vor eine Reihe von Herausforderungen. Gegenüber dem Vorjahresstichtag erhöhte sich die Anzahl der Mitarbeiter um rund 900 und gegenüber Dezember 2010 um rund 200 Personen - zum Teil hochqualifizierte Mitarbeiter - auf mehr als 5.200. Das anhaltend weltweite Wirtschaftswachstum und der damit einhergehende Fachkräftemangel erforderten im Verlauf des ersten Quartals weitere Lohnerhöhungen in allen Standorten. Dennoch gelang es der W.E.T. sich an diese dynamische Entwicklung anzupassen.

Die Gruppe erwirtschaftete in den ersten drei Monaten des laufenden Geschäftsjahres 2011 ein operatives Ergebnis (EBIT) in Höhe von 7,3 Mio. € (Vorjahreszeitraum 4,9 Mio. €).

Die Sitzklimatechnik nimmt in der strategischen Ausrichtung des Konzerns eine tragende Rolle ein. Die Forschung und Entwicklung in diesem Zukunfts- und Wachstumsmarkt steht entsprechend im Fokus.

Im ersten Quartal 2011 stiegen die Aufwendungen für Forschung und Entwicklung auf 4,8 Mio. € (Vorjahr 4,0 Mio. €).

Entwicklung der Unternehmenssegmente der W.E.T. Gruppe

Umsatzerlöse in Mio. €	Erstes Quartal 2011	Erstes Quartal 2010	Änderung in %
Asien	15,9	12,3	29,3%
Nordamerika	22,5	15,0	50,0%
Europa	25,3	21,6	17,1%

Die Umsatzerlöse nahmen in allen drei Regionen der W.E.T. im ersten Quartal 2011 deutlich zu und übertrafen das Marktwachstum.

Im Konzernverbund nahm Europa im ersten Quartal 2011 mit 25,3 Mio. € weiterhin die zentrale Rolle im Konzern ein. Die dynamisch wachsenden Regionen Asien und Nordamerika gewannen im selben Zeitraum jedoch weiter an Bedeutung.

Das hohe Umsatzwachstum in Nordamerika gegenüber dem Vorjahreszeitraum in Höhe von 50,0% resultierte im Wesentlichen aus zwei Faktoren.

Im Verlauf der Krise im Automotive Sektor hielt die W.E.T. aus strategischen Überlegungen an den nordamerikanischen Standorten und Strukturen unverändert fest, um den Kunden weiterhin den vollumfänglichen Service und die gesamte Wertschöpfungskette trotz dramatisch rückläufiger Nachfrage auf hohem Niveau vor Ort anbieten zu können. Im Verlauf der deutlichen Erholung der Märkte war dies eine wichtige Voraussetzung, neue Aufträge, insbesondere bei Chrysler zu gewinnen und die notwendige Infrastruktur für den sprunghaften Umsatzanstieg bereitzuhalten.

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

The development of exchange rate parity in the currencies primarily used for invoicing in the Corporate Group (especially the U.S. Dollar, the Canadian Dollar and the Chinese Renminbi) and the Group’s currency, the Euro, also had a positive effect on Group turnover in the first quarter in comparison with the same period of the previous year. Based on reported turnover, this adds up, to around €1 million.

This sustained dynamic market environment continued to pose a series of challenges for W.E.T. In comparison with the reference date of the previous year, the number of employees increased by around 900, and compared to December 2010, by around 200 persons - in part highly qualified employees - reaching a total of more than 5,200. Sustained worldwide economic growth and the consequential lack of skilled personnel necessitated additional salary increases at all locations over the course of the first quarter. However, W.E.T. managed to adapt to this dynamic development.

The Group generated an operative result (EBIT) amounting to €7.3 million in the first three months of the current fiscal year 2011 (Quarter 1 2010: €4.9 million).

Seat climate technology assumes a central role in the strategic alignment of the Corporate Group. Research and development in this growth market of the future has received corresponding attention.

In the first quarter of 2011, expenditure on research and development rose to €4.8 million (previous year €4.0 million).

Development of the business segments of the W.E.T. group

Revenue in € million	First Quarter 2011	First Quarter 2010	Change in %
Asia	15,9	12,3	29,3%
North America	22,5	15,0	50,0%
Europe	25,3	21,6	17,1%

Sales revenues in all three regions of W.E.T. increased significantly in the first quarter of 2011 and exceeded market growth.

Within the Group, Europe continued to assume a central role with sales reaching €25.3 million in the first quarter of 2011. The dynamically growing regions of Asia and North America, however, gained increasing importance in the same period.

The high growth in turnover in North America, amounting to 50.0% in comparison with the same period of the previous year, was primarily the result of two factors.

In the course of the crisis in the automotive sector, W.E.T. continued to hold onto its North American locations and structure for strategic reasons so as to be able to continue to provide customers with the full range of services along the entire value chain, despite a dramatic drop in local demand. In the course of the significant recovery of the markets this was an important precondition for obtaining new orders, especially from Chrysler, together with preparing the necessary infrastructure for the volatile increase in turnover.

Als zweiter Faktor in der Region Nordamerika wirkten sich die gestiegenen Volumen bei der Klimasitztechnologie positiv auf den Umsatz aus.

Umsatzentwicklung innerhalb der Produktgruppen

Von den Produktgruppen steuerte der Bereich Sitzkomfort mit 84,5% (Vorjahr 81,0%) den überwiegenden Teil zum Konzernumsatz bei. Hier konnte der Umsatz von 42,6 Mio. € im ersten Quartal 2010 auf 55,4 Mio. € in 2011 gesteigert werden, was einem Zuwachs von 29,9% entspricht.

Die Produktgruppe Autokabeltechnik bewegte sich mit einem Umsatzplus in Höhe von 2% auf Vorjahresniveau. In den ersten drei Monaten 2011 betrug der Umsatz 10,2 Mio. € (Vorjahr 10,0 Mio. €).

Finanz- und Vermögenslage

Die Bilanzsumme erhöhte sich in Folge der gestiegenen Geschäftsaktivitäten gegenüber dem 31. Dezember 2010 leicht von 214 Mio. € auf 221 Mio. €.

Trotz der gesteigerten Bilanzsumme erhöhte sich die Eigenkapitalquote zum 31. März 2011 auf rund 48% gegenüber dem Geschäftsjahresende 2010 (rund 45%). Damit weist die W.E.T. eine solide Eigenkapitalausstattung auf.

Das Working Capital stieg im ersten Quartal 2011 analog zum Umsatz gegenüber dem 4. Quartal 2010 um 8,0% und konnte vollständig aus dem operativen Cash Flow finanziert werden.

Durch fortgeführte, gezielte Maßnahmen gelang es trotz Umsatzwachstums die Vorräte im ersten Quartal von 26,1 Mio. € zum Beginn des Quartals auf 25,5 Mio. € weiter zu senken.

Der W.E.T. Gruppe standen zum 31. März 2011 Finanzierungslinien in Höhe von insgesamt rund 39 Mio. € mit einer Laufzeit bis mindestens Ende September 2012 zur Verfügung.

Der Cash Flow entwickelte sich im ersten Quartal positiv und ermöglichte neben den zum 31. März 2011 ungenutzten Betriebsmittellinien in Höhe von rund 10,0 Mio. € sowie einer verfügbaren kurzfristigen Liquidität von 11,8 Mio. € der W.E.T. Gruppe ausreichend finanziellen Spielraum.

Anzahl der Mitarbeiter

Die gestiegene Nachfrage und der damit verbundene Kapazitätsaufbau führten zu einem Anstieg auf mehr als 5.200 Mitarbeiter Ende März 2011.

Die Anzahl der Mitarbeiter - über den Durchschnitt von zwölf Monaten ermittelt - betrug zum 31. März 2011 4.954 gegenüber 4.723 zum 31. Dezember 2010.

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Also, the increased demand for seat climate technology had a positive effect on turnover in the North American region.

Development of sales within the product groups

Of all the product groups, the seat comfort segment, constituted the vast majority of the Group turnover at 84.5% (previous year 81.0%). Segment turnover increased to €55.4 million in 2011 from €42.6 million in the first quarter of 2010, which corresponds to a growth of 29.9%.

The automotive cable technology product range accounted for an increase in turnover amounting to 2% over the previous year’s level. In the first three months of 2011 turnover totalled €10.2 million (previous year €10.0 million).

Situation on finance and assets

As a result of increased business activities, the balance sheet total increased slightly when compared with 31 December 2010, from €214 million to €221 million.

Despite the increased balance sheet total, the equity ratio as at 31 March 2011 increased to around 48% in comparison with the end of the fiscal year 2010 (around 45%). Thus, W.E.T. exhibits a solid equity base.

Similarly to turnover, working capital increased in the first quarter of 2011 by 8.0% in comparison with the fourth quarter of 2010 and could be financed entirely from operating cash flow.

Despite the growth in turnover, thanks to continued and purposeful measures, inventory was further reduced in the first quarter from €26.1 million at the beginning of the quarter to €25.5 million.

On 31 March 2011, W.E.T. Group had available financing totalling around €39 million, with a duration of at least until the end of September 2012.

The cash flow development in the first quarter was positive. On 31 March 2011unutilised lines of credit amounting to around €10.0 million, as well as available short-term liquidity of €11.8, provided W.E.T. Group with sufficient financial room to manoeuvre.

Number of employees

The increased demand and the associated development of capacity led to an increase in the number of employees to more than 5,200 at the end of March 2011.

The average number of employees over a period of twelve months was 4,954 on 31 March 2011 as compared to 4,723 on 31 December 2010.

Nachtragsbericht

Wesentliche Ereignisse nach dem Bilanzstichtag

Übernahme der W.E.T. AG durch Amerigon, Inc.

Die Amerigon Europe GmbH, Augsburg („Bieterin”), eine 100%-ige Tochtergesellschaft der Amerigon, Inc., Northville, USA („Amerigon, Inc.”), hat am 11. April 2011 ein öffentliches Übernahmeangebot an die Aktionäre der W.E.T. AG zum Erwerb der von ihnen gehaltenen W.E.T.-Aktien gegen Zahlung einer Gegenleistung von EUR 40,00 je Aktie abgegeben. Die vierwöchige Frist für die Annahme dieses Übernahmeangebots ist am 9. Mai 2011, 24.00 Uhr, abgelaufen. Die zweiwöchige weitere Annahmefrist läuft am 26. Mai 2011, 24.00 Uhr, ab.

Das öffentliche Übernahmeangebot entspricht dem am 28. Februar 2011 zwischen der W.E.T. AG, der Amerigon, Inc. und der Bieterin geschlossenen Business Combination Agreement sowie dem ebenfalls am 28. Februar 2011 zwischen der Bieterin und drei Großaktionären der W.E.T. AG - Indigo Capital IV L.P., London, ICWET L.P., London, und Industrie-Beteiligungs-Gesellschaft mbH, Frankfurt - geschlossenen Share Purchase Agreement. Die drei Großaktionäre haben in Übereinstimmung mit dem Share Purchase Agreement ihre W.E.T.-Aktien in das Übernahmeangebot eingeliefert.

Nach dem Vollzug des öffentlichen Übernahmeangebots werden der Bieterin mindestens 71,80% des Grundkapitals und damit gleichzeitig mindestens 75,58% der Stimmrechte an der W.E.T. AG gehören (unter Berücksichtigung der eigenen Aktien der W.E.T. AG in Höhe von 4,99% des Grundkapitals, aus denen ihr keine Stimmrechte zustehen).

Die Vollzugsbedingungen des Share Purchase Agreement und des öffentlichen Übernahmeangebots sind erfüllt. Der Vollzug der öffentlichen Übernahme soll nach Ablauf der weiteren Annahmefrist im zweiten Quartal 2011 erfolgen. Die W.E.T. AG und Amerigon, Inc. haben sich im Business Combination Agreement darauf verständigt, nach Vollzug der öffentlichen Übernahme den zwischen ihnen bestehenden Patentstreit in den USA zu beenden.

Gemäß dem Business Combination Agreement ist außerdem geplant, dass die W.E.T. AG und Amerigon Europe nach Vollzug des Übernahmeangebots einen Beherrschungs- und Gewinnabführungsvertrag im Sinne der §§ 291 ff. des Aktiengesetzes schließen.

Im Zusammenhang mit der Übernahme werden sämtliche Finanzierungslinien der W.E.T. AG abgelöst. Mit den neuen Finanzierungspartnern wurden in den letzten Wochen die neuen Kreditverträge geschlossen, deren Vollzug nach dem Vollzug der öffentlichen Übernahme ebenfalls im zweiten Quartal 2011 stattfinden soll.

Joint Venture mit Helbako GmbH

Am 2. Mai 2011 schloss die W.E.T einen Joint Venture Vertrag mit der Helbako GmbH zur gemeinsamen Entwicklung und Fertigung von elektronischen Reglern in Nordamerika.

Operativ wird das Gemeinschaftsunternehmen mit selbständigen Gesellschaften an den vorhandenen Standorten der W.E.T. in USA und Mexiko tätig werden und Produktionskapazitäten für die besonderen

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Supplementary report

Significant events after the reporting date

Takeover of W.E.T. AG by Amerigon, Inc.

Amerigon Europe GmbH, Augsburg (“Bidder”), a 100% subsidiary of Amerigon Inc., Northville, USA (“Amerigon, Inc.”), submitted a public takeover offer on 11 April 2011 to the shareholders of W.E.T. AG for the acquisition of their shares in W.E.T. against payment of a consideration of €40.00 per share. The four-week period for the acceptance of this takeover offer expired on 9 May 2011 at 24:00. The two-week additional acceptance period expires on 26 May 2011 at 24:00.

The public takeover offer complies with the Business Combination Agreement concluded between W.E.T. AG, Amerigon, Inc. and the Bidder on 28 February 2011, and with the Share Purchase Agreement between the Bidder and three major shareholders of W.E.T. AG (Indigo Capital IV L.P., London, ICWET L.P., London, und Industrie-Beteiligungs-Gesellschaft mbH, Frankfurt), also concluded on 28 February 2011. The three major shareholders have accepted the takeover offer and transferred their shares in accordance with the Share Purchase Agreement.

After the execution of the public takeover offer, the Bidder will own at least 71.80% of the capital stock and thus at the same time at least 75.58% of the voting rights of W.E.T. AG (taking into consideration the treasury stock of W.E.T. AG amounting to 4.99% of the capital stock, from which no voting rights arise).

The final conditions of the Share Purchase Agreement and the public takeover offer have been fulfilled. The execution of the public takeover is to take place after the conclusion of the additional acceptance period in the second quarter of 2011. W.E.T. AG and Amerigon, Inc. have agreed, in the Business Combination Agreement, that the existing patent dispute between them in the USA shall be ended after the execution of the public takeover.

According to the Business Combination Agreement, W.E.T. AG and Amerigon Europe also plan to conclude a domination and profit transfer agreement in accordance with §§ 291 ff. of the German Companies Act after the execution of the takeover offer.

In connection with the takeover, all the lines of financing of W.E.T. AG will be repaid. New credit agreements with the new financing partners were concluded in recent weeks and their execution should also take place in the second quarter of 2011 after the implementation of the public takeover.

Joint Venture with Helbako GmbH

On 2 May 2011 W.E.T. concluded a Joint Venture Agreement with Helbako GmbH for the shared development and production of electronic controllers in North America.

The joint venture with independent companies will be operating from the existing W.E.T. locations in the USA and Mexico and production capacities will be expanded for the special requirements of modern electronic production.

Anforderungen an eine moderne Elektronikfertigung aufbauen. Die Produktion soll im zweiten Halbjahr 2011 beginnen und danach sukzessive ausgebaut werden. W.E.T. verfolgt mit diesem Schritt konsequent die Strategie der vertikalen Integration von wesentlichen Funktionskomponenten im thermischen Sitzkomfort.

Im Zeitraum zwischen dem 31. März 2011 und der Erstellung der Zwischenmitteilung sind darüber hinaus keine Ereignisse eingetreten, die an dieser Stelle zu berichten wäre.

Chancen, Risiken und Prognose

Nachhaltiger konjunktureller Aufschwung bei weiterhin bestehenden makroökonomischen Risiken

Die Prämissen der Risikoeinschätzung sowie die unterschiedlichen Risiken und wesentliche Maßnahmen zur Risikovermeidung und –verringerung wurden im Geschäftsbericht 2010 der W.E.T. ausführlich erläutert.

Die Unsicherheiten hinsichtlich der zukünftigen globalen Entwicklung bestehen weiterhin. Insbesondere die weiter andauernden Staatsschuldenkrisen sorgen für hohe Volatilität an den Finanzmärkten. Eine präzise und verlässliche Bewertung der zukünftigen Ertragslage und eine direkte Auswirkung auf die bestehenden Sicherungsgeschäfte der W.E.T. bleibt zudem unverändert schwierig.

Die ungelösten Probleme der Verschuldung der öffentlichen Hand mit Auswirkungen auf Währung und Zinsen können jederzeit zu einer Eintrübung der Automobilkonjunktur führen.

Im Verlauf des Geschäftsjahres 2011 traten die im Folgenden beschriebenen Veränderungen hinsichtlich der im Geschäftsbericht 2010 getroffenen Einschätzungen zu Chancen und Risiken auf.

Ergebnisrisiken und Qualitäts- und Beschaffungsrisiken

In Bezug auf die Versorgung und der Sicherung der Supply Chain bestehen, insbesondere aufgrund des Produktionsausfalls in Japan, bei zugleich weiter anhaltendem weltweitem Wirtschaftswachstum, erhöhte Risiken in Bezug auf Preissteigerungen und Angebotsverknappungen.

Insbesondere bei den für die Produktion der W.E.T. benötigten Rohstoffen Silber und Kupfer stiegen die Preise in den vergangenen Monaten stark an und es ist voraussichtlich mit weiteren deutlichen Preissteigerungen zu rechnen.

Erhöhte Risiken einer Angebotsverknappung, verbunden mit Preissteigerungen, zeichnen sich bei Kunstoffen, wie zum Beispiel PTFE, Polyamiden und Polyester ab, welche als Zukaufteile für Sitzkomfort benötigt werden. Mit einer gezielten Einkaufspolitik arbeitet die W.E.T. daran, diese Risiken zu begrenzen und die Supply Chain zu den First Tiers zu gewährleisten.

Rechtliche/Steuerliche Risiken

Amerigon –Patentstreit

Am 17. November 2009 reichte der Wettbewerber Amerigon Incorporated (Northville, Michigan, USA) gegen die Tochtergesellschaft W.E.T. Kanada eine Klage wegen Patentverletzung ein.

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Production should begin in the second half of 2011 and successively expand thereafter. With this step, W.E.T. is consistently pursuing the strategy of vertically integrating the production of significant functional components in thermal seat comfort.

In the period between 31 March 2011 and the issuing of the interim report, no additional events have occurred which should be reported at this point.

Opportunities, Risks and Forecast

Sustainable economic recovery with continuing macro-economic risks

The premises of risk assessment as well as the various risks and the related significant measures for their avoidance and reduction were explained in detail in the 2010 Annual Report of W.E.T.

The uncertainties with regard to future global development remain. Continuing national debt crises, in particular, contribute to the elevated volatility of the financial markets. A precise and reliable assessment of the future earnings situation and the direct effect on the existing hedging activities of W.E.T. also remain difficult.

The unresolved problems of public sector debt with its effects on currency and interest rates can lead to a downturn in automotive trade at any time.

Considering the estimation of opportunities and risks made in the 2010 Annual Report, the changes described below took place in the course of the 2011 fiscal year.

Earnings, quality and procurement risks

In regard to supply and the safeguarding of the supply chain there are elevated risks in regard to price increases and supply shortages, especially due to the production loss in Japan with simultaneously sustained worldwide economic growth.

Prices increased significantly in recent months, especially for the silver and copper based materials required by W.E.T. for production, and additional significant price increases are expected.

Elevated risks of a supply shortage coupled with price increases are becoming apparent for plastics, such as PTFE, polyamides and polyester, which are required as parts for seating comfort. Through a focused purchasing policy, W.E.T. is working to limit these risks and guarantee the supply chain to first tier manufacturers.

Legal/fiscal risks

Amerigon – patent dispute

On 17 November 2009, the competitor Amerigon Incorporated (Northville, Michigan, USA) filed a suit against the subsidiary W.E.T. Canada on the basis of patent infringement.

Am 8. Februar 2010 reichte die W.E.T. Kanada gegen Amerigon eine Klageerwiderung und zusätzlich eine Klage mit Schadensersatzforderungen gegen Amerigon wegen Verletzung von acht Patenten ein, die sich im Besitz der W.E.T. AG befinden. Im Rahmen der Übernahme der W.E.T durch Amerigon, Inc. verständigten sich beide Parteien darauf, nach Vollzug der Transaktion den zwischen ihnen bestehenden Patentstreit in den USA zu beenden. Aufgrund des in naher Zukunft erfolgenden Vollzugs der Transaktion wird der Patentstreit voraussichtlich in den nächsten Monaten formell beendet.

Im weiteren Verlauf des Geschäftsjahres traten neben den bekannten und bereits beschriebenen Chancen und Risiken keine wesentlichen neuen, beziehungsweise Veränderungen bestehender auf.

Prognose

Die führenden Wirtschaftsforschungsinstitute rechnen auch im April 2011 für das laufende Jahr 2011 mit Steigerungsraten. Der IWF prognostiziert weiterhin für die Jahre 2011 und 2012 ein solides Wachstum der Weltwirtschaft in Höhe von rund 4,4% beziehungsweise 4,5%.

Wachstumsprognose IWF

Veränderung gegenüber Vorjahr	2011	2012
USA	2,8%	2,9%
Kanada	2,8%	2,6%
Europa	1,6%	1,8%
davon Deutschland	2,5%	2,1%
Developing Asia	8,4%	8,4%
davon China	9,6%	9,5%
Weltweite Produktion	4,4%	4,5%

Quelle: IWF Wachstumsprognose, Apr 2011

Dennoch bestehen nach wie vor Unsicherheiten über die Nachhaltigkeit und Intensität des Aufschwungs. Faktoren, welche ein globales Wachstum hemmen könnten sind beispielsweise die weltweiten Staatsdefizite, Währungsturbulenzen, die vergleichsweise hohe Arbeitslosigkeit in den USA, ungewisse politische Entwicklung einiger Staaten der arabischen Welt oder weitere Auswirkungen der Erdbebenkatastrophe in Japan auf die gesamte Lieferkette in der Automobilindustrie.

IHS Global Light Vehicle Production Summary

Weltautomobilproduktion (Personenkraftwagen und Kleinlastwagen)

Veränderung gegenüber Vorjahr	2011	2012
Europa	3,0%	3,5%
Nordamerika	9,9%	6,3%
Asien	6,6%	8,9%
Weltweite Produktion	6,1%	6,8%

Quelle: Global Production Summary IHS Automotive, IHS Inc., Mrz 2011

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

On 8 February 2010, W.E.T. Canada submitted a statement of defence against Amerigon and an additional counter-suit against Amerigon with claims for damages on the basis of the infringement of eight patents which are held by W.E.T. AG. Within the scope of the takeover of W.E.T. by Amerigon, Inc., the two parties have agreed to end the patent dispute between them in the USA after the execution of the transaction. On the basis of the execution of the transaction, which will take place in the near future, it is anticipated that the patent dispute will be ended formally within the coming months.

No significant new opportunities and risks, or changes to the existing ones are expected to arise over the course of the fiscal year.

Forecast

In April 2011, leading economic research institutes still expect growth for the current year 2011. The IMF continues to forecast a solid growth of the world economy at a rate of 4.4% and 4.5% for the years 2011 and 2012 respectively.

IMF World Economic Outlook

Change from prior year	2011	2012
USA	2,8%	2,9%
Canada	2,8%	2,6%
Europe	1,6%	1,8%
of which Germany	2,5%	2,1%
Developing Asia	8,4%	8,4%
of which China	9,6%	9,5%
Global production	4,4%	4,5%

Source: IMF World Economic Outlook, Apr 2011

However, uncertainties regarding the sustainability and intensity of the recovery remain. Factors which could inhibit global growth include the worldwide national deficits, currency turmoil, the relatively high unemployment rate in the USA, the uncertain political development of some states of the Arab world, and additional effects of the earthquake disaster in Japan on the entire supply chain of the automotive industry.

IHS Global Light Vehicle Production Summary

Global automobile production (passenger cars and light trucks)

Change from prior year	2011	2012
Europe	3,0%	3,5%
North America	9,9%	6,3%
Asia	6,6%	8,9%
Global production	6,1%	6,8%

Source: Global Production Summary IHS Automotive, IHS Inc., Mar 2011

Das auf den Automobilmarkt spezialisierte Marktforschungsunternehmen IHS Automotive (IHS, Inc. ®) erhöhte im März 2011 seine Prognose für die Weltautomobilproduktion 2011 auf 6,1% (Januar 2011 5,1%). Das größte Wachstum wird mit 9,9% in Nordamerika und mit 6,6% in Asien erwartet.

Die W.E.T. rechnet unverändert damit, über den Automobilproduktionszahlen zu wachsen. Aufgrund der derzeitigen Rahmenbedingungen erwarten wir jedoch eine Abschwächung des Umsatz- und Ergebniswachstums in den kommenden Monaten gegenüber dem überaus starken ersten Quartal. Dies ist unter anderem auch dadurch begründet, daß aufgrund der Japankrise anhaltende Auswirkungen auf die Produktion der OEMs erwartet werden.

Mit Blick auf die aktuellen Konjunkturschätzungen und auf der Grundlage der Geschäftsentwicklung im ersten Quartal bestätigt die W.E.T. die bisherige Prognose: Wir gehen weiterhin davon aus, in 2011 und 2012 Umsatzsteigerungen im höheren einstelligen Prozentbereich jeweils gegenüber dem Vorjahr zu erreichen.

Die signifikanten Preissteigerungen bei Rohstoffen der letzten Monate werden auch bei der W.E.T. zu Materialpreissteigerungen und erhöhten Logistikkosten führen. Ferner rechnen wir mit weiteren über den bisherigen Erwartungen liegende Lohnsteigerungen in der Ukraine, China und Mexiko. Es erscheint fraglich, ob und in welchem Umfang hierfür entsprechende Preiserhöhungen bei den Kunden verhandelt werden können.

Dennoch streben wir eine jährliche Marge des operativen Ergebnisses (EBIT Marge) im hohen einstelligen Prozentbereich an.

Wir erwarten, dass diese positive Geschäftsentwicklung durch den anhaltenden Nachfragetrend nach Premiumfahrzeugen mit hohen Ausstattungsraten sowie von der dynamischen Entwicklung in den aufstrebenden Volkswirtschaften gestützt wird.

Wir halten unseren Anspruch unverändert aufrecht, beim thermischen Sitzkomfort unsere gute Profitabilität für das Gesamtjahr 2011 zu halten und weiterhin eine führende Position am Markt einzunehmen.

Odelzhausen, den 18. Mai 2011

Der Vorstand

Caspar Baumhauer	Thomas Liedl	Frithjof Oldorff
Vorsitzender des Vorstands	Vorstand	Vorstand
Chief Executive Officer	Chief Financial Officer	Chief Operating Officer

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

In March 2011, IHS Automotive (IHS, Inc. ®), the market research company specialising in the automotive sector, elevated its forecast for world automotive production in 2011 to 6.1% (January 2011 5.1%). The strongest growth is expected in North America, with 9.9%, and in Asia, with 6.6%.

W.E.T. continues to expect growth above automotive production figures. Based on the current basic conditions, however, we expect a weakening of the growth in turnover and profits in the coming months in comparison to the extremely strong first quarter. Among other factors, this is based on the sustained effects of the Japanese crisis on the production of OEMs.

In view of current economic estimates and on the basis of business development in the first quarter, W.E.T. confirms the earlier forecast: we still expect to attain turnover increases in 2011 and 2012 in comparison with the previous year in the upper single-digit percentage range.

The significant price increases in recent months for raw materials will lead to increased material prices and higher logistics costs for W.E.T. too. Moreover, we expect additional salary increases above previous expectations in Ukraine, China and Mexico. It seems doubtful whether, and to what extent, corresponding price increases can be negotiated with the customers.

However, we strive for an annual margin of operating profit (EBIT margin) in the higher single-digit percentage range.

We expect that this positive business development will be supported by the sustained trend of demand for premium vehicles with high equipment levels, as well as the dynamic progress of the developing national economies.

We maintain our claim unaltered that we will continue to assume a leading position in the thermal seat comfort market, thus ensuring good profitability for the entire year 2011.

Odelzhausen, 18 May 2011

The Board of Directors

W.E.T. Automotive Systems Aktiengesellschaft

Partner der Automobilindustrie. Weltweit.

Serving the automotive industry worldwide

Mexiko Mexico
W.E.T. Sistemas Automotrices, S.A. de C.V.
(W.E.T. Mexiko)
Carr. Presa La Amistad Km 7.5
Parque Industrial La Paz
Ciudad Acuña, Coahuila
Mexico

USA USA
W.E.T. Automotive Systems (Texas), Inc.
(W.E.T. USA)
2121-B Frontera Road
Del Rio, Texas 78840
USA

Motion Holdings LLC
(Motion Holdings)
2711 Centerville Road
Suite 400
Wilmington Delaware 19808
USA

Kanada Canada
W.E.T. Automotive Systems Ltd.
(W.E.T. Kanada)
3445 Wheelton Drive
Windsor, Ontario, N8W 5A6
Canada

Deutschland Germany
Headquarters
W.E.T. Automotive Systems AG
(W.E.T. AG)
Rudolf-Diesel-Straße 12
D-85235 Odelzhausen
Germany

W.E.T. Special Products GmbH
(W.E.T. Special Products)
Rudolf-Diesel-Straße 12
D-85235 Odelzhausen
Germany

Ungarn Hungary
W.E.T. Automotive Systems Ungarn Kft.
(W.E.T. Ungarn)
Bányatelep 14
H-2084 Pilisszentiván
Hungary

Ukraine Ukraine
W.E.T. Automotive Ukraine TOV
(W.E.T. Ukraine)
Vakarova Str. 13
90300 Vynohradiv
Ukraine

Malta Malta
W.E.T. Holding (Malta) Limited
(W.E.T. Malta Holding)
Suite 6, Paolo Court
Guiseppe Cali'Street
Ta'Xbiex, XBX 1423
Malta

W.E.T. Automotive Systems
(Malta) Limited
(W.E.T. ITC Malta)
Suite 6, Paolo Court
Guiseppe Cali'Street
Ta'Xbiex, XBX 1423
Malta

China China
W.E.T. Automotive Systems
(China) Limited
(W.E.T. China)
Langfang Economic and
Technical Development Zone
No.3 Jinyuan Road
Langfang Hebei Prov.
P.R. China 065001

ComairRotron (Shanghai)
Fan Co., Ltd.
(Comair)
3333 Chang Ning Road
Withub Building 5F
Changning District
Shanghai 200336
China

Korea Korea
W.E.T. Automotive Systems Inc.
(W.E.T. Korea)
236 Gisan-dong
Ahsan-si, Chungchungnam-do
336-080
South Korea

Yongsan W.E.T. Korea Co., Ltd.
(W.E.T. Yongsan)
236 Gisan-dong
Ahsan-si, Chungchungnam-do
336-080
South Korea

Japan Japan
W.E.T. Automotive Systems AG
(Sales Office)
NC Takebashi Bldg. 6F
2-11 Kanda-Nishikicho
Chiyoda-ku, Tokyo 101-0054
Japan

English Version: Uncertified translation from the German Corporate Interim Report for the first Quarter 2011

Vorbehalt bei zukunftsgerichteten Aussagen Rechtlicher Hinweis

Der vorliegende Zwischenbericht zum ersten Quartal 2011 enthält in die Zukunft gerichtete Aussagen. Diese Aussagen basieren sowohl auf Annahmen als auch auf Einschätzungen, welche von der W.E.T. getroffen wurden. Hierbei wurden die gegenwärtig zur Verfügung stehenden Informationen berücksichtigt. In die Zukunft gerichtete Aussagen beziehen sich auf das Datum, an dem sie getroffen wurden. Die getroffenen Annahmen beinhalten Risiken und Unsicherheiten, wie zum Beispiel Marktschwankungen, Entwicklung der Wechselkurse und Weltmarktpreise für Rohstoffe, welche zu Abweichungen tatsächlicher Ergebnisse von erwarteten Ergebnissen führen können. W.E.T. übernimmt keine Verpflichtung, zukunftsgerichtete Aussagen fortzuschreiben oder an zukünftige Ereignisse und Entwicklungen nach dem Datum dieses Berichts anzupassen.

Reservation in relation to statements involving forecasts - Disclaimer

The present Corporate Interim Report for the first Quarter 2011 contains statements involving forecasts for the future. These statements are based both on assumptions and on estimations made by W.E.T. Account has been taken of the information currently available. Statements involving forecasts for the future relate to the date when they were made. The assumptions in question take account of risks and uncertainties such as market fluctuations, the development of exchange rates and the prices of raw materials on the world market. All these factors may cause the actual results to differ from those anticipated. W.E.T. assumes no obligation to update any statements involving forecasts for the future or to adjust them in the light of future events and developments taking place after the date of this report.

W.E.T. Automotive Systems Aktiengesellschaft

Finanzkalender

Financial Calendar

Halbjahresfinanzbericht 2011	August 2011

Half-Year Report 2011	August 2011

Ordentliche Hauptversammlung	August 2011

Annual General Meeting	August 2011

Zwischenbericht zum dritten Quartal 2011	November 2011

Corporate Interim Report within the third Quarter 2011	November 2011

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W.E.T. Automotive Systems AG
Shareholder Office
Rudolf-Diesel-Straße 12

85235 Odelzhausen

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W.E.T. Automotive Systems Aktiengesellschaft

W.E.T. Automotive Systems AG

Rudolf-Diesel-Straße 12
D-85235 Odelzhausen
Telephone +49 (0) 8134 933 0
Telefax +49 (0) 8134 933 401
Internet www.wet-group.com